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                           Bausch & Lomb Incorporated

                                   Exhibit 11


              Statement Regarding Computation of Per Share Earnings
               (Share Amounts in Thousands Except Per Share Data)

                               Three Months Ended       Six Months Ended
                               June 27,   June 28,     June 27,   June 28,
                                1998        1997         1998       1997

Net Earnings (in
millions) (a)                    55.5       $20.3         $6.1      $23.5

Actual outstanding Common
and Class B shares at
beginning of period            55,610      55,527       55,209     55,404

Sum of weighted average
activity of : (1) Common
and Class B shares issued
for stock options (2)
repurchases of Common and
Class B stock and (3)
cancellation of outstanding
stock options                     177        (71)          351         44

Weighted basic shares (b)      55,787     55,456        55,560     55,448

Effect of assumed exercise
of common stock equivalents       795        315           586        235

Weighted diluted shares        56,582     55,771        56,146     55,683

Basic earnings per share        $0.99      $0.37         $0.11      $0.42

Diluted earnings per share      $0.98      $0.36         $0.11      $0.42
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